SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2005

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Performance Vesting Restricted Stock Unit Awards

The Compensation Committee of the Board of Directors of Avaya Inc. (the “Company”) has approved, effective December 15, 2005, awards of performance vesting restricted stock units (“RSUs”) made to executive officers of the Company pursuant to the terms of the Avaya Inc. 2004 Long Term Incentive Plan.  The RSUs are performance-vesting with a one-year earnings per share (“EPS”) target for fiscal 2008. The percentage of restricted stock units that may vest will vary depending upon the actual EPS calculated for fiscal 2008, subject to a minimum target below which no restricted stock units will vest. If a cumulative three-year EPS target for fiscal 2006, 2007 and 2008 is not achieved, then all of these restricted stock units will be forfeited and cancelled.  Attached as Exhibit 10.1 is the Avaya Inc. 2004 Long Term Incentive Plan Form of Performance Vesting Restricted Stock Unit Award Agreement.  However, information regarding earnings per share and other targets have been omitted as they involve confidential business information, the disclosure of which would have an adverse effect on the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 15, 2005, Daniel C. Stanzione, who is currently a director of Avaya Inc. (the “Company”), informed the Company that he would not stand for re-election at the Company’s next annual meeting of shareholders to be held on February 10, 2006.  Dr. Stanzione also informed the Board of Directors that he has determined not to stand for reelection for personal reasons and not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.  Dr. Stanzione has been a director of the Company since September 2000.  The Board of Directors would like to take this opportunity to express its gratitude and appreciation to Dr. Stanzione for his contributions to the Board.

Item 9.01. Financial Statements and Exhibits.

10.1	Avaya Inc. 2004 Long Term Incentive Plan Form of Performance Vesting Restricted Stock Unit Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: December 16, 2005	By:	/s/ Pamela F. Craven
Name: Pamela F. Craven
Title: Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Avaya Inc. 2004 Long Term Incentive Plan Form of Performance Vesting Restricted Stock Unit Award Agreement.